AMERICAN CONSUMERS, INC.
                           NET INCOME PER COMMON SHARE
                                   EXHIBIT 11

                                        THIRTEEN WEEKS ENDED         TWENTY-SIX WEEKS ENDED

                                      November 27,  November 28,  November 27,   November 28,
                                          1999          1998          1999           1998
                                      ------------  ------------  ------------   ------------
Net income (loss) for computing
  earnings per common share             ($15,462)     $ 11,578      ($37,802)     ($ 21,073)
                                        ========      ========      ========      =========

Weighted average number of
   common shares outstanding
   during each period                    842,467       890,067       840,892        889,537
                                        ========      ========      ========      =========

Net income (loss) per common share
                                        ($ 0.018)     $  0.013      ($ 0.045)     ($  0.024)
                                        ========      ========      ========      =========